UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 1, 2011

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 1, 2011, we entered into a term loan agreement with the Bank of Communications in China pursuant to which the Bank of Communications will loan Axesstel 10 million Chinese Yuan, which is the equivalent of approximately $1.5 million as of April 1, 2011. The interest rate is adjustable based on the People’s Bank of China twelve-month adjustable rate, which was 7% per annum as of April 1, 2011. The principal and interest of the term loan becomes due in full on March 31, 2012. Proceeds from the loan were used to repay our existing 10 million Chinese Yuan term loan with China Construction Bank that was to become due on April 8, 2011.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 1, 2011, our board of directors appointed Henrik Hoeffner as our Chief Marketing Officer.

Mr. Hoeffner, age 44, has assumed global responsibility for Sales, Marketing and Product Strategy. Mr. Hoeffner joined Axesstel in December 2006 as Vice President Sales & Marketing EMEA. In April 2008, Mr. Hoeffner was promoted to Senior Vice President Sales & Marketing EMEA & APAC. Prior to joining Axesstel, Mr. Hoeffner was from 2002 to 2006 Vice President of Novatel Wireless’ EMEA operation, which sold 3G data devices to customers in Europe, the Middle East and Africa. Active in the wireless industry most of his career, Mr. Hoeffner also held Senior Sales and Marketing positions with Siemens Communications from 1991 through 2002. Mr. Hoeffner holds a Business Administration and Economics degree from Copenhagen Business School.

In connection with Mr. Hoeffner’s appointment as Chief Marketing Officer, we granted to Mr. Hoeffner an option to purchase 100,000 shares of our common stock. The option was granted on March 31, 2011 and is exercisable at $0.07 per share. One third of the shares subject to the option vests 12 months after the date of grant, and one twelfth of the shares subject to the option vests each quarter thereafter until the option is fully vested.

There are no family relations between Mr. Hoeffner and any of our other executive officers or directors.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release issued on April 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2011	Axesstel, Inc.

	By:	/s/ Patrick Gray
	Name:	Patrick Gray
	Title:	Chief Financial Officer